UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): January 8, 2009

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Constellation Way Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Constellation Energy Partners LLC (the “Company”), Torch Royalty Company and Torch E&P Company (collectively, the “Claimants”) filed an arbitration proceeding before Judicial Arbitration and Mediation Services against Wilmington Trust Company, as Trustee for the Torch Energy Royalty Trust (the “Trust”), and Capital One, NA, as successor to Hibernia National Bank, as Trustee for Torch Energy Louisiana Royalty Trust, in connection with a dispute, among other things, over whether the termination of a gas purchase contract on January 29, 2008 as a result of the termination of the Trust also terminated a sharing arrangement for purposes of calculating ongoing payments owed to the Trust which holds a non-operating net profits interest (the “NPI”) to which the majority of the properties of the Company located in the Robinson’s Bend Field in Alabama’s Black Warrior Basin are subject. The sharing arrangement has had the effect of keeping the Company’s payments to the Trust significantly lower than if such payments had been calculated based on then prevailing market prices. Trust Venture Company, LLC (“Trust Venture”), a large Trust unitholder, was permitted to intervene in the arbitration proceeding. On July 18, 2008, the arbitration panel issued its final award (the “Final Award”) which, among other things, found and concluded that the sharing arrangement and other pricing terms of the gas purchase contract will continue to control the amount owed to the holder of the NPI.

The Trust and Trust Venture filed a petition to vacate the Final Award (the “Petition to Vacate”) with the District Court of Harris County, Texas, 152nd Judicial District (the “District Court”) on October 16, 2008. The Claimants filed a motion to confirm the Final Award (the “Motion to Confirm”) with the District Court on November 5, 2008. On December 10, 2008, the District Court dismissed the Petition to Vacate and granted the Motion to Confirm, thus confirming the Final Award. The Company believes that any timely further appeal or request for other relief by the Trust and Trust Venture should have been filed by January 9, 2009. The Company is not aware of any filing having been made.

On January 8, 2009, the Company was served by Trust Venture, on behalf of the Trust, with a purported derivative action demanding an audited statement of revenues and expenses associated with the NPI, alleging a breach of contract under the conveyance associated with the NPI and the agreement establishing the Trust and asserting that above market rates for services were paid, reducing the amounts paid to the Trust in connection with the NPI. The Company is reviewing the action and intends to defend itself vigorously. There can be no assurance as to the outcome or result of the action. The Company intends its forward-looking statements relating to the action to speak only as of the time of such statements and does not plan to update or revise them except to the extent that material information becomes available.

As previously disclosed, the Company has suspended all quarterly cash contributions with respect to the Company’s Class D interests, beginning with the special quarterly cash distributions for the three months ended September 30, 2008 and including the previously announced one-time special cash distribution in the amount of $666,666.66 which represents the distributions that were suspended for the quarterly periods ended March 31 and June 30, 2008. The Company is currently evaluating this suspension. The remaining undistributed amount of the Class D interests is $6.7 million.

The Company has made certain statements in this Current Report on Form 8-K that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on the Company’s expectations, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Current Report on Form 8-K are not guarantees of future performance, and the Company cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in the Company’s Securities and Exchange Commission filings. All forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: January 14, 2009	By:	/s/ Charles Ward
Charles Ward
Chief Financial Officer